Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

May 10, 2007	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS APRIL AND FIRST QUARTER 2007 SALES

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today reported total sales and comparable store sales for the fiscal period(s) ended May 5, 2007. Total sales decreased (11.8)% for the four-week and increased 3.1% for the thirteen-week period(s) ended May 5, 2007 as compared to the four-week and thirteen-week periods ended April 29, 2006. Please note that fiscal 2006 was a 53-week year that ended on February 3, 2007. Comparable store sales decreased (13.9)% and (2.0)% for the four-week and thirteen- week periods ended May 5, 2007 compared to the same four-week and thirteen-week year-ago periods ending May 6, 2006.

	Total Sales (in millions)		Percent Change
	2007	2006	Total Sales	Comparable Store Sales
April (4 weeks)	$109.3	$124.0	(11.8)%	(13.9)%
First Quarter (13 weeks)	$376.1	$364.8	3.1%	(2.0)%

During April, sales of intimate apparel and social occasion/dresses were positive, while ladies’ casual and special size sportswear, and men’s furnishings, were better than the Company trend, although still negative. Geographically, all four regions experienced significant declines in comparable store sales during the month, with Texas notably impacted by a series of severe weather events. California and some coastal sections of the southeast performed marginally better than the company average.

“As anticipated, April sales were disadvantaged by this year’s earlier Easter which benefited sales in March; this deficit was compounded by widespread and enduring record cold weather at the beginning of April that effectively halted our promising start to spring apparel selling,” noted Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. “While April sales improved in subsequent weeks, they did not offset the substantial weakness in the early part of the month.”

On May 5, 2007, there were 270 Stein Mart locations, compared to 263 stores at the same time last year.

Guidance

Although the Company was on track at the end of March to meet its initial earnings guidance for the first quarter, April’s sales shortfall had a significant negative impact on planned results. Management now expects first quarter 2007 earnings will slightly exceed the $0.17 per share earned during the same period last year.

With the negative sales trend experienced to date, management remains cautious about its expectations for the remainder of the spring season. On Thursday, May 24, 2007, full financial results of the first quarter as well as management’s perspective on the remainder of the spring season will be released prior to the opening of the U.S. financial markets. Management will also hold a conference call to discuss those results and the current outlook on business. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the presentation will be available on the website until the end of the month.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	intense competition in the retail industry

•	unanticipated changes in fashion trends and changing consumer preferences

•	effectiveness of our advertising, marketing and promotional strategies

•	consumer sensitivity to economic conditions and, notably, the threat of terrorism and/or war

•	seasonality, and especially the importance of the holiday selling season

•	extreme and/or unseasonable weather and its effect on inventories

•	availability of new store sites at acceptable lease terms

•	fluctuations in comparable store sales and quarterly results, and their effect on the stock price

•	adequate sources of merchandise at acceptable prices

•	disruption of the Company’s distribution system

•	ability to successfully implement strategies to exit or improve under-performing stores

•	failure to protect our trademark(s)

•	dependency on key personnel and the ability to attract and retain qualified personnel and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-S

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com